Exhibit 99.1

Rio Vista Energy Partners L.P. Announces Listing Transfer To The Nasdaq Capital Market

BROWNSVILLE, Texas—(BUSINESS WIRE)—Rio Vista Energy Partners L.P. (“Rio Vista”) (NASDAQ: RVEP), an energy services master limited partnership, announced today that it has received approval from the Nasdaq Listing Qualifications Staff to transfer the listing of its common units to the Nasdaq Capital Market from the Nasdaq Global Market. The transfer is effective as of the opening of the Market on September 18, 2008. The Company continues to be listed and traded under the symbol “RVEP”.

The Nasdaq Capital Market is a continuous trading market that operates in the same manner as the Nasdaq Global Market. All companies listed on the Nasdaq Capital Market must meet certain financial requirements, including a $2.5 million minimum stockholders’ equity or $35 million minimum market capitalization, and adhere to Nasdaq’s corporate governance standards.

About Rio Vista Energy Partners L.P.

Rio Vista is a master limited partnership focused on acquiring and developing oil and gas exploration, production and transportation assets. Through its subsidiaries, Rio Vista currently owns certain leasehold interests of oil and gas producing properties and associated pipeline gathering systems in East Central Oklahoma. Rio Vista is also engaged in liquid bulk storage, transloading and transportation of chemicals and petroleum products through its assets and operations in Hopewell, Virginia. Rio Vista seeks to grow primarily through the acquisition of qualified oil and gas assets. Penn Octane Corporation (OTCBB: POCC) owns 75% of Rio Vista GP LLC, the general partner of Rio Vista.

Forward-Looking Statements

Certain of the statements in this news release are forward-looking statements, including statements regarding Rio Vista’s ability to meet Nasdaq shareholders’ equity requirement for continued listing on The Nasdaq Capital Market. There is no assurance that Rio Vista will continue to meet Nasdaq shareholders’ equity requirement for continued listing on The Nasdaq Capital Market. If Rio Vista’s common units were to be delisted from the Nasdaq Capital Market, common unitholders may be negatively impacted. Additional information regarding risks affecting Rio Vista’s business may be found in Rio Vista’s most recent reports on Form 8-K, Form 10-Q and Form 10-K and its registration statement on Form S-3 filed during February 2008 and in Penn Octane Corporation’s most recent reports on Form 8-K, Form 10 Q and Form 10-K filed with the Securities and Exchange Commission.

Contacts:
Rio Vista Energy Partners L.P.
Ian T. Bothwell, 760-772-9080